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[GENENTECH LOGO]                  MEDIA CONTACT:     LAURA LEBER (415) 225-5759
                                  INVESTOR CONTACT:  LISA BROCK  (415) 225-1034


GENENTECH BOARD NAMES LEVINSON PRESIDENT & CEO; ROCHE MERGER AGREEMENT ENHANCED, STOCKHOLDER SUITS SETTLED

- -- Head of R&D assumes top post after Board accepts resignation of Kirk Raab --

SOUTH SAN FRANCISCO, Calif., July 10, 1995 -- Genentech, Inc. (NYSE: GNE) today announced the appointment of Arthur D. Levinson, Ph.D. as the company's new president and chief executive officer. Levinson also was named to the Board of Directors. The Board of Directors made the appointment July 7, 1995 after requesting and accepting the resignation of G. Kirk Raab from the post the same day.

                 Genentech and Roche also announced that they have an agreement in principle to settle the consolidated class action lawsuits that were filed against Genentech, Genentech's Directors, and Roche following the announcement of the proposed transaction between the two companies announced May 1. The agreement was reached in return for changes in the terms of the proposed transaction between the companies, including an increase in the call prices by 50 cents per share. The "put" price of $60 per share remains unchanged.

                 The leadership change for Genentech follows an inquiry by the Board of Directors. At the June 22 meeting of the Board, it was disclosed that during the period of negotiations with Roche concerning the proposed transaction, Mr. Raab, at his request, discussed with Roche a guarantee by Roche of a $2 million personal bank loan to Mr. Raab. Although no guarantee was provided, the Board decided to appoint a special committee of four independent directors to review the terms of the proposed transaction with Roche, to review Mr. Raab's conduct, and to supervise settlement discussions with lawyers representing plaintiffs.

                 Following its extensive review of Mr. Raab's leadership over the past few years, the special committee recommended that the Board request and accept Raab's resignation. The Board unanimously followed that recommendation. The Board did note, however, that Mr. Raab had made significant contributions to the company during his ten years of service, first as chief operating officer and president and then as president and CEO. In the last five years, the company's revenues have almost doubled, earnings have almost tripled, and twice as many drugs are in Phase III development.

                 After reviewing the proposed merger transaction again, the non-Roche directors, having previously received a fairness opinion from Lehman Brothers and after receiving a
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second fairness opinion from Morgan Stanley, unanimously concluded that the transaction with Roche is fair, and should continue to be recommended to Genentech stockholders for their approval.

                 In announcing Levinson's appointment, Robert A. Swanson, Chairman of the Board of Directors of Genentech, said: "As one of the very early members of the Genentech team, Art not only knows Genentech's culture, he is part of it and a significant driving force of it. Under his leadership, the product pipeline has become one of the richest in the biotechnology industry. The Board of Directors is confident that with his new leadership as CEO, and with the full support of Genentech's very strong management team, the company will fully capitalize on the promise of that pipeline."

                 Levinson, 45, joined Genentech in 1980 as a senior scientist and became a vice president in 1989. He was named a Sr. Vice President in 1993. Levinson has a doctorate in biochemistry from Princeton and his undergraduate degree from the University of Washington.

                 "The opportunity to lead Genentech is most exciting," said Levinson. "I bring a passion for our science and a strong commitment to the highest business standards. Working with a very strong management team, I look forward to helping Genentech realize its maximum growth potential."

                 The proposed transaction announced May 1st gives Roche the right to cause the redemption of Genentech stock at a predetermined price that increases quarterly through the quarter beginning April 1, 1999. The same transaction gives Genentech stockholders the right to "put" (cause Genentech to redeem) some or all of their stock at $60/share within a 30-day period commencing July 1, 1999.

                 In settlement of lawsuits filed, Genentech and Roche agreed to increase the redemption price for Genentech's stock as outlined in the initial transaction by 50 cents per share. The put price of the new proposed transaction remains as in the original transaction at $60/share.

                 Initially, the transaction provided that the price at which Roche could cause Genentech's stock to be redeemed be $61.25 per share beginning in the third quarter of 1995 and increasing by $1.25 per share per quarter for the next seven quarters and $1.50 per share per quarter for the next eight quarters with a final redemption price of $82.00 per share in the second quarter of 1999. The new redemption prices begins at $61.75 per share and increases at the same rate noted above with a final redemption price of $82.50. A table of the previous and new redemption prices is attached.

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                 The increase in the call prices and the overall settlement are subject to the approval of the Delaware Chancery Court. Absent final court approval, the call prices will remain unchanged. In addition, the parties extended the September 30, 1995 cut off date for stockholder approval of the proposed transaction to October 31, 1995. The proposed transaction must be approved by a majority of non-Roche stockholders.

                 The Company is in the process of responding to SEC comments on its preliminary proxy statement. When the SEC review process is completed, the proxy will be mailed to shareholders as promptly as possible and a vote scheduled, probably in early September.

                 Genentech, Inc. is a leading biotechnology company that discovers, develops, manufactures and markets human pharmaceuticals for significant medical needs. Ten of the currently marketed biotechnology products stem from Genentech research, five of which are marketed directly by Genentech. The company has six products in Phase III development. Genentech is headquartered in South San Francisco, California, and is traded on the New York and Pacific Stock Exchanges under the symbol GNE.

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                                GENENTECH, INC.
                              CALL AND PUT PRICES


CALL PERIOD                                       OLD PRICE         NEW PRICE
- -----------                                       ---------         ---------
July 1, 1995 to September 30, 1995                  $61.25            $61.75

October 1, 1995 to December 31, 1995                $62.50            $63.00

January 1, 1996 to March 31, 1996                   $63.75            $64.25

April 1, 1996 to June 30, 1996                      $65.00            $65.50

July 1, 1996 to September 30, 1996                  $66.25            $66.75

October 1, 1996 to December 31, 1996                $67.50            $68.00

January 1, 1997 to March 31, 1997                   $63.75            $64.25

April 1, 1997    to June 30, 1997                   $65.00            $65.50

July 1, 1997 to September 30, 1997                  $66.25            $66.75

October 1, 1997 to December 31, 1997                $67.50            $68.00

January 1, 1998 to March 31, 1998                   $68.75            $69.25

April 1, 1998 to June 30, 1998                      $70.00            $70.50

July 1, 1998 to September 30, 1998                  $71.50            $72.00

October 1, 1998 to December 31, 1998                $73.00            $73.50

January 1, 1999 to March 31, 1999                   $74.50            $75.00

April 1, 1999 to June 30, 1999                      $82.00            $82.50


PUT PERIOD
- ----------

30 business days after June 30, 1999                $60.00            $60.00
                                                                    (unchanged)